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--------                                                                                                  -------------------------
 FORM 4                                                                                                         OMB Approval
--------                                     U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                                 OMB Number 3235-0287
    subject to Section 16. Form                                                                           Expires: February 1, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response....1.0
                                                                                                          -------------------------

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(1) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
Clemens        Peter           A.      |   Halsey Drug Co., Inc.       Symbol: HDG         |     __X__ Director  _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
C/o Halsey Drug Co., Inc.              |     of Reporting        |        2/00             |   Vice President & Chief Financial
695 N. Perryville Rd. Bldg. 2          |     Person (Voluntary)  |-------------------------|   Officer
---------------------------------------|                         |  5. If Amendment,       |
               (Street)                |                         |     Date of Original    |
Rockford,      Illinois          61107 |                         |     (Month/Year)        |
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Dat         |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.    (over)
               (Print or Type Responses)          SFC 1474 (3/91)
*See footnote 2 on Table II
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible Senior Secured  |              |               |       |       |      |       |         |        | Common |
         Debentures            |   $1.404     |   3/10/98     |   A   |       | (1)  |       | 3/10/98 | 3/15/03|  Stock |  71,225
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
          Warrants             |   $1.404     |   3/10/98     |   A   |       | (1)  |       | 3/10/98 | 3/15/05|  Stock |  10,101
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
          Warrants             |   $2.279     |   3/10/98     |   A   |       | (1)  |       | 3/10/98 | 3/15/05|  Stock |  10,101
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
5% Convertible Senior Secured  |              |               |       |       |      |       |         |        | Common |
         Debentures            |   $1.404     |   6/12/98     |  A4   |       | (2)  |       | 6/12/98 | 3/15/03|  Stock |  17,121
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
          Warrants             |   $1.404     |   6/12/98     |  A4   |       | (2)  |       | 6/12/98 | 3/15/05|  Stock |  2,428
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
          Warrants             |   $2.279     |   6/12/98     |  A4   |       | (2)  |       | 6/12/98 | 3/15/05|  Stock |  2,428
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
  Non-qualified Stock Options  |   $2.375     |   2/19/98     |  A4   |       |      |       |   (3)   | 2/19/08|  Stock | 300,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
5% Convertible Senior Secured  |              |               |       |       |      |       |         |        | Common |
         Debentures            |  $1.1312     |   4/1/99      |   A   |       | (2)  |       | 4/1/99  | 3/15/03|  Stock |  1,370
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
  Non-qualified Stock Options  |   $1.125     |   4/12/99     |   A   |       | (4)  |       | 3/8/00  | 3/8/09 |  Stock | 100,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
5% Convertible Senior Secured  |              |               |       |       |      |       |         |        | Common |
         Debentures            |  $2.4250     |   7/1/99      |   A   |       | (2)  |       | 7/1/99  | 3/15/03|  Stock |   647
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        | Common |
  Non-qualified Stock Options  |   $1.875     |   2/17/00     |   A   |       | (4)  |       | 2/17/01 | 2/17/10|  Stock | 125,000
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
              |    71,225      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |    10,101      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |    10,101      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |    17,121      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |     2,428      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |     2,428      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |    300,000     |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |     1,370      |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |    100,000     |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |      647       |         D         |               |
-------------------------------------------------------------------
              |                |                   |               |
              |    125,000     |         D         |               |
-------------------------------------------------------------------
EXPLANATION OF RESPONSES:
(1)    Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (10,101 shares of which are presently exercisable at $1.404 per share and 10,101 shares of which are presently exercisable at $2.279 per share).
(2)    Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time,
       (ii) Warrants to purchase share of common stock (2,428 shares of which are presently exercisable at $1.404 per share and
       2,428 shares of which are presently exercisable at $2.279 per share); and (iii) certain interest payments payable quarterly which are paid in the form of share of common stock of the Issuer (See Table I).
(3)    Options vest quarterly, with 25,000 options vesting every quarter effective May 1, 1998.
(4)    Options vest 25% annually, with 25,000 options vesting every March 8, beginning March 8, 2000.

                                                                      /s/ PETER A. CLEMENS                        March 1, 2000
                                                                      ------------------------------------        -------------
                                                                      Peter A. Clemens
                                                                        SIGNATURE OF REPORTING PERSON

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

NOTE:  FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
            IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.
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